Exhibit 10.9

May 16, 2022

Dominic Borie, M.D., Ph.D.

Via Email/DocuSign

Re:	Amendment to Employment Terms

Dear Dominic:

On December 9, 2019, you executed an offer letter from Kyverna Therapeutics, Inc. (the “Company”) dated December 8, 2019 (the “Original Offer Letter”). You also entered into an Employee Inventions and Proprietary Information Agreement (the “Proprietary Information Agreement”), dated December 9, 2019. As the Company has initiated a search to hire a new Chief Executive Officer (“CEO”), you and the Company hereby agree to amend the Original Offer Letter on the terms set forth below. Capitalized terms used herein shall have the meanings set forth in the Original Offer Letter.

Accordingly, effective as of the start date of the Company’s new CEO (the “Effective Date”), the following terms will apply to your continued employment with the Company:

•	You shall no longer serve as CEO or President of the Company and will instead transition into the position of President of Research & Development for the Company.

•	As part of this transition, you will also no longer serve on the Company’s Board of Directors (the “Board”) and you agree that you resign from the Board effective as of the Effective Date.

•

Your responsibilities in this new role will include oversight of the Company’s clinical, research and development, CMC (chemistry, manufacturing and control), and alliance management activities, and you will report to the new CEO and perform any additional duties as assigned to you by the new CEO. You acknowledge and agree that you consent to this change in your authority, duties, and responsibilities and that the changes described in this amendment letter do not constitute grounds for any “Resignation for Good Reason” as defined in your Original Offer Letter.

•

You currently hold 1,775,000 shares of the Company’s common stock, which you obtained through the early exercise of a stock option to purchase 1,775,000 shares that was granted to you by the Board on April 15, 2020 (the “Restricted Stock”). As of the date hereof, 739,584 shares of the Restricted Stock are unvested. Subject to approval by the Board and your continuous employment with the Company through and including the Effective Date, the Company anticipates granting you an option to purchase 680,595 shares of the Company’s common stock, with an exercise price per share equal to the fair market value of the Company’s common stock as determined by the Board on the date of grant (the “New Option”). The New Option shall be governed by the terms and conditions of the Company’s Amended & Restated 2019 Stock Plan (as amended from time to time, the “Plan”) and your grant agreement, and will be subject to the following vesting schedule: 12/48ths of the total shares subject to the New Option will vest on May 6, 2023, and 1/48th of the total shares subject to the New Option will vest each month thereafter on the sixth day of each such month, subject to your continuous Service (as defined in the Plan) through each applicable vesting date. Subject to approval of the Board, the New Option will be early exercisable.

•

You shall continue to be paid a current base salary at the rate of $420,844, subject to standard deductions and withholdings, and you shall remain eligible for the same benefits, bonus target percentage and severance benefits as set forth in the Original Offer Letter, provided, however, that (1) the Cause and Resignation for Good Reason definitions set forth in the Original Offer Letter shall apply to your new role as described herein, and (2) the severance benefits set forth in Section 5 of the Original Offer Letter (Severance Benefits Outside Change in Control) shall be amended to include acceleration of all equity awards under the Plan such that you will be deemed vested in those shares that would have vested had you remained employed by the Company for six (6) months after your Separation (subject to the terms and conditions for receipt of severance benefits set forth in Section 5(c)).

Other than set forth herein, the terms of the Original Offer Letter shall remain in full force and effect, including your at-will employment, and your Proprietary Information Agreement is unchanged and remains in effect.

This amendment letter, together with the Original Offer Letter, the Proprietary Information Agreement, their exhibits, and all agreements referenced therein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promises or representations, written or oral, other than those expressly contained herein. Changes to the terms of this amendment letter require a written modification signed by an officer (other than you) or director of the Company. This amendment may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. This amendment letter shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

Please sign and date this amendment letter and return it to me.

Sincerely,

/s/ Ian Clark
Ian Clark
Chairperson of the Board of Directors

Understood and Accepted:

/s/ Dominic Borie	May 16, 2022
Dominic Borie	Date

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